EXHIBIT 99.1

SigmaTron International, Inc. Reports Financial Results for the Third Quarter of Fiscal 2024

ELK GROVE VILLAGE, Ill., March 08, 2024 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company (the “Company”), today reported revenues and earnings for the fiscal quarter ended January 31, 2024.

Revenues from continuing operations increased $3.2 million, or 3 percent, to $95.9 million in the third quarter of fiscal 2024, compared to $92.7 million for the same quarter in the prior year. Net income from continuing operations for the third quarter ended January 31, 2024, was $0.6 million, compared to $2.7 million for the same quarter in the prior year. Diluted income per share from continuing operations for the quarter ended January 31, 2024 was $0.10, compared to $0.44 income per share for the same quarter in the prior year.

For the nine months ended January 31, 2024, revenues from continuing operations decreased $13.4 million, or 4 percent, to $292.7 million, compared to $306.1 million for the same period in the prior year. Net income from continuing operations for the nine months ended January 31, 2024, was $0.9 million, compared to net income of $8.9 million for the same period in the prior year. Diluted income per share from continuing operations for the nine months ended January 31, 2024 was $0.14, compared to $1.47 income per share for the same period in the prior year.

As previously reported, the Company sold a majority position of its wholly owned subsidiary, Wagz, Inc. (“Wagz”), effective April 1, 2023. As a result, the Company has reported results from Wagz for fiscal 2023 as discontinued operations. For the third quarter ended January 31, 2023, net loss from discontinued operations was $25.8 million. For the nine months ended January 31, 2023, net loss from discontinued operations was $29.8 million. Diluted net loss per share from discontinued operations for the third quarter ended January 31, 2023 was $4.25 and was $4.91 for the nine month period ending January 31, 2023.

Commenting on SigmaTron’s third quarter, fiscal 2024 results, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board, said “I’m pleased to report pre-tax profits of $676,742 for our third quarter of fiscal 2024. As mentioned in our second quarter press release, as we were heading into the quarter, our short-term backlog was soft and our third quarter historically is our weakest quarter. Accordingly, it was good to be profitable. We did see a modest increase in revenue compared to the third quarter of the prior year, but at lower margins. This is related to both mix and cost structure. As you can see, our year-to-date revenue is still running significantly behind the prior year. We are continuing to see that trend in the short-term. There is a general softness from our customer base overall. I think it reflects the uncertainty of the general economy overall and we will continue to manage expenses and working capital accordingly. The Company has reduced inventory by $30 million during the first nine months of our fiscal year.

“In addition to the modest softness overall, several new projects have not come to market as anticipated. They all remain on track to launch but just further out. This should bode well for fiscal 2025 but short-term, they will not contribute to our performance. However, we remain optimistic about those projects as well as several new ones that are under discussion with our customers.

“The report on the electronic component marketplace remains the same as the second quarter. There are still supply chain issues but there have been some modest improvements. The uncertainty related to the geopolitical situations as well as the upcoming elections have negatively affected the overall economy. We remain positive regarding the future but there will definitely be some short-term volatility for the next quarter or two.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. operates in one reportable segment as an independent provider of electronic manufacturing services (“EMS”). The EMS segment includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. The Company and its wholly-owned subsidiaries operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China; and Biên Hòa City, Vietnam. In addition, the Company maintains an International Procurement Office and Compliance and Sustainability Center in Taipei, Taiwan. The Company also provides design services in Elgin, Illinois, U.S.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the risks inherent in any merger, acquisition or business combination, including the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collectability of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the impact acts of war may have to the supply chain; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the costs of borrowing under the Company’s senior and subordinated credit facilities, including under the rate indices that replaced LIBOR; increasing interest rates; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; public health crises, including COVID-19 and variants; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion of Ukraine and related sanctions and the Israel-Hamas conflict; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2024	2023	2024	2023

Net sales	95,919,888	92,736,725	292,741,928	306,147,772

Cost of products sold	85,992,928	81,575,820	263,475,993	270,103,569

Gross profit	9,926,960	11,160,905	29,265,935	36,044,203

Selling and administrative expenses	6,683,488	6,358,591	20,139,927	19,394,529

Operating income	3,243,472	4,802,314	9,126,008	16,649,674

Other expense	(2,566,730)	(1,909,630)	(7,969,374)	(4,768,389)

Income before income tax	676,742	2,892,684	1,156,634	11,881,285

Income tax expense	(77,736)	(196,473)	(267,267)	(2,948,323)

Net income from continuing operations	$599,006	$2,696,211	$889,367	$8,932,962

Discontinued operations:
Loss before tax from discontinued operations	-	(26,027,124)	-	(30,981,811)
Tax benefit from discontinued operations	-	253,249	-	1,219,732

Net loss from discontinued operations	-	(25,773,875)	-	(29,762,079)

Net income (loss)	$599,006	($23,077,664)	$889,367	($20,829,117)

Net income (loss) per common share - basic
Net income per common share - basic from continuing operations	0.10	0.44	0.15	1.47
Net loss per common share - basic from discontinued operations	-	(4.25)	-	(4.91)

Net income (loss) per common share - basic	$0.10	($3.81)	$0.15	($3.44)

Net income (loss) per common share - diluted
Net income per common share - diluted from continuing operations	0.10	0.44	0.14	1.47
Net loss per common share - diluted from discontinued operations	-	(4.25)	-	(4.91)

Net income (loss) per common share - diluted	$0.10	($3.81)	$0.14	($3.44)

Weighted average number of common equivalent
shares outstanding - assuming dilution	6,120,317	6,071,288	6,152,073	6,067,161

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2024	2023

Assets:

Current assets	$194,481,791	220,466,442

Machinery and equipment-net	35,498,047	35,788,357

Deferred income taxes	3,049,434	2,640,902
Intangibles	1,061,997	1,311,030
Other assets	9,449,861	8,420,468

Total assets	$243,541,130	$268,627,199

Liabilities and stockholders' equity:

Current liabilities	$85,186,560	152,308,599

Long-term obligations	88,986,827	48,227,573

Stockholders' equity	69,367,743	68,091,027

Total liabilities and stockholders' equity	$243,541,130	$268,627,199